                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number:    333-53662
                                                                  -----------

             Fleet Home Equity Loan, LLC
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       (Exact name of Registrant as specified in its charter)

    100 Federal Street
                     Boston, Massachusetts 02110
                          (617) 434-2200
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      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Fleet Home Equity Loan Asset-Backed Notes, Series 2003-1
       --------------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                   None
       --------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                    Rule 12h-3(b)(1)(i)      x
                       -----                                  -----
Rule 12g-4(a)(1)(ii)                   Rule 12h-3(b)(1)(ii)
                       -----                                  -----
Rule 12g-4(a)(2)(i)                    Rule 12h-3(b)(2)(i)
                       -----                                  -----
Rule 12g-4(a)(2)(ii)                   Rule 12h-3(b)(2)(ii)
                       -----                                  -----
                                       Rule 15d-6               x
                                                              -----

Approximate number of holders of record as of the certification or notice date: 22

Pursuant to the requirements of the Securities Exchange Act of 1934, Fleet Home
Equity Loan, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    April 22, 2005                         By: /s/Gretchen Hefner
      ----------------------                       --------------------------
                                                    Gretchen Hefner
                                                    Senior Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934.  The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.  The name and title of the person signing the form shall be typed or printed under the signature.